Exhibit (a)(5)(vi)

KCI Commences Tender Offer for All Outstanding Shares of LifeCell Corporation for

$51.00 per Share in Cash

San Antonio, TX and Branchburg, NJ – April 21, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) and LifeCell Corporation (Nasdaq: LIFC) today announced the commencement of the tender offer by Leopard Acquisition Sub, Inc., a wholly-owned subsidiary of Kinetic Concepts, Inc., for all outstanding shares of LifeCell common stock at a price of $51.00 per share, net to the seller in cash. The tender offer is being made pursuant to an Offer to Purchase, dated April 21, 2008, and in connection with the Agreement and Plan of Merger, dated April 7, 2008.

The tender offer is scheduled to expire at 12:00 midnight, New York City Time, on May 16, 2008, unless the tender offer is extended. Following the completion of the tender offer, KCI expects to consummate a merger pursuant to which any remaining LifeCell shares not purchased in the tender offer will be acquired for the same cash price per share as paid in the tender offer. The obligation to accept for payment and pay for the shares of common stock of LifeCell tendered in the tender offer is subject to customary conditions, including, among other things: the tender of a majority of the total number of outstanding shares of LifeCell common stock (calculated on a fully diluted basis), the expiration or termination of any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and completion of financing pursuant to the terms of an executed commitment letter among Kinetic Concepts, Inc. and the lenders party thereto, dated April 7, 2008 (or an alternative financing on substantially similar terms).

The complete terms and conditions of the tender offer are set out in the tender offer statement (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials), which was filed today by Kinetic Concepts, Inc. with the U.S. Securities and Exchange Commission. LifeCell has also filed today a solicitation/ recommendation statement with respect to the offer on Schedule 14D-9. LifeCell stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. LifeCell shareholders and other investors may obtain copies of these documents free of charge at the SEC’s web site (www.sec.gov); or from The Laurel Hill Advisory Group, the information agent for the offer, toll-free at (888) 742-1305. Additional information regarding the tender offer may be obtained from J.P. Morgan Securities Inc., the dealer manager for the offer, toll-free at (877) 371-5947.

Securities Law Disclosure

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. LifeCell’s stockholders are advised to read the tender offer statement and related materials, as filed by Kinetic Concepts, Inc. with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Kinetic Concepts, Inc. with the SEC and the solicitation/ recommendation statement with respect to the offer on Schedule 14D-9 filed by LifeCell with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement will be mailed to all LifeCell stockholders of record.

Forward Looking Statements

This communication contains forward-looking statements, which may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, “continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. Additional risks and factors are identified in KCI’s and LifeCell’s filings with the U.S. Securities Exchange Commission (the “SEC”), including their respective Annual Reports on Form 10-K for the fiscal year ending December 31, 2007, which are available on the SEC’s website at http://www.sec.gov. The information contained in this press release is as of April 21, 2008. Except as required by law, neither KCI nor LifeCell undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

KCI Contacts:

Investors:

David Holmes (210) 255-6892

David.holmes@kci1.com

Media:

Kristie Madara (210) 255-6232

Kristie.madara@kci1.com

Steve Lipin/Erin Becker (212) 333-3810

LifeCell Contacts:

Investors:

Steven T. Sobieski

Chief Financial Officer

(908) 947-1106

ssobieski@lifecell.com

Kevin McGrath, Cameron Associates

(212) 245-8800

kevin@cameronassoc.com

Media:

Edelman on behalf of LifeCell

Chris Mittendorf (212)704-8134

Christopher.mittendorf@edelman.com

Marisha Mistry (212)704-4592

Marisha.mistry@edelman.com

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